EXHIBIT 13.4

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report on the Property in the Durango Mining District of Mexico dated April 11, 2017 entitled “Avino Silver & Gold Mines Ltd. Technical Report on the Avino Property, Durango, Mexico dated April 11, 2017” by Tetra Tech Canada Inc. and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2017 and incorporated by reference to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120), Form F-3 (SEC File Nos.: 333-193471 and 333-195144) and Form F-10 (SEC File No.: 333-214396).

TETRA TECH CANADA INC.

Dated: March 30, 2018	/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.